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                                                                    EXHIBIT 23.2



The Board of Directors
Pillowtex Corporation:

We consent to incorporation by reference in the registration statements
(Nos. 33-65408, 33-84624, 33-81478 and 333-39191) on Form S-8 of Pillowtex
Corporation and subsidiaries of our report dated February 5, 1998, relating to the consolidated balance sheet of Fieldcrest Cannon, Inc. and subsidiaries (a wholly-owned subsidiary of Pillowtex Corporation) as of January 3, 1998, and the related consolidated statements of operations and retained earnings, and cash flows for the period from December 19, 1997 to January 3, 1998 and the period from January 1, 1997 to December 18, 1997, which report appears in the January 3, 1998 annual report on Form 10-K of Pillowtex Corporation and subsidiaries as an exhibit.



                                                 KPMG Peat Marwick LLP


Greensboro, North Carolina
April 2, 1998